Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NeoRx Corporation:

We consent to the incorporation by reference in the registration statements Nos. 333-35442, 333-45398, 333-111344, 333-113706, and 333-115497 on Forms S-3 and in the registration statements Nos. 333-89476, 333-71368, 33-43860, 33-46317, 33-87108, 333-32583, 333-41764 and 333-115729 on Forms S-8 of NeoRx Corporation of our report dated March 28, 2005 with respect to the consolidated balance sheets of NeoRx Corporation as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2004, management’s assesment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004, annual report on Form 10-K of NeoRx Corporation.

Our report dated March 28, 2005 contains an explanatory paragraph that states that the company has suffered recurring losses, has had significant recurring negative cash flows from operations, and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Seattle, Washington

March 28, 2005